Exhibit 10.15

May 15, 2022

Denis Phares

RE: Amendment of Employment Agreement

Dear Denis Phares:

This letter agreement (this "Letter Agreement") is entered into by and between you and Dragonfly Energy Corp., a Nevada corporation (the "Company"). Reference is made to the Agreement and Plan of Merger, dated as of May 15, 2021 (the "Merger Agreement"), by and among Chardan Nextech Acquisition 2 Corp., a Delaware corporation (“Acquiror”), Bronco Merger Sub, Inc., a Nevada corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, and to that certain Employment Agreement, dated as of January 1, 2022, by and between you and the Company (the "Employment Agreement"). You and the Company are collectively referred to herein as the “Parties.” Capitalized terms used herein but not defined shall have the meanings provided in the Employment Agreement.

You and the Company hereby agree as follows:

1.	Section 4.1 of your Employment Agreement is hereby deleted in its entirety and replaced with the following, effective as of the date of this Letter Agreement:

"4.1       Base Salary. The Company shall pay the Executive an annual rate of base salary of $600,000 in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually beginning in 2023 by the Board for increase or decrease. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”"

2.	You and the Company each agree and covenant that, within the three (3)-month period following the Closing (as defined in the Merger Agreement), the Parties will work together in good faith to further amend your Employment Agreement (as amended by this Agreement) to align the terms thereof (and compensation paid thereunder) with market standards for executives at similarly-situated companies, subject to approval of such amendments by the Board as then-constituted (with such approval not to be unreasonably withheld or delayed).

3.	If the Merger Agreement terminates without Closing, or if your employment with the Company terminates before the Closing Date under any circumstances, this Letter Agreement shall thereupon automatically be null and void and without effect.

4.	All of the terms and conditions of your Employment Agreement that are not expressly changed by this Letter Agreement shall remain in full force and effect in accordance with their terms; provided that in the event of any conflict between your Employment Agreement and this Letter Agreement, the terms and conditions of this Letter Agreement shall control.

5.	This Letter Agreement shall be governed by and construed in accordance with Nevada law and the parties hereto irrevocably agree that the courts of Nevada are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Letter Agreement. You hereby irrevocably waive and covenant not to assert or plead, any objection which you might otherwise have to such jurisdiction.

6.	This Letter Agreement is binding upon and shall inure to the benefit of your heirs, executors and legal representatives in the event of your death, and to the benefit of any successors of the Company, including Acquiror. Any such successor of the Company will be deemed substituted for the Company under any terms of this Letter Agreement for purposes of enforcing the rights of the Company hereunder.

7.	This Letter Agreement is irrevocable and may not be amended or otherwise modified without prior written consent from both you and the Company. The Parties acknowledge and agree that Acquiror is an intended third-party beneficiary of this Letter Agreement, and that Acquiror may enforce the terms of this Letter Agreement, and that, notwithstanding Section 6, no amendment, waiver or modification of this Letter Agreement (or of any of the terms hereof) shall be effective without the prior written consent of Acquiror. The Parties further acknowledge and agree that Acquiror is relying on the agreements, representations, warranties and covenants made by each of the Parties in this Letter Agreement, and that such agreements, representations, warranties and covenants constitute a material inducement to Acquiror entering into the Merger Agreement and consummating the transactions contemplated therein.

8.	You hereby authorize the Company to deliver a copy of this Letter Agreement to Acquiror and hereby agree that the Company and Acquiror may rely upon such delivery as conclusively evidencing the covenants referred to in Sections 1 and 2 for purposes of all agreements and instruments to which such covenants are applicable or relevant.

9.	This Letter Agreement may be executed in counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same document. Delivery of an executed counterpart’s signature page of this Letter Agreement, by facsimile, electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Letter Agreement.

[Signature page follows]

Sincerely,

Dragonfly Energy Corp.

/s/ Luisa Ingargiola
	By:	Luisa Ingargiola
Title: Compensation Committee Chair
Date: May 15, 2022

AGREED TO AND ACCEPTED BY:

/s/ Denis Phares
Name: Denis Phares
Date: May 15, 2022

3